UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 22, 2010

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On June 22, 2010, DexCom announced the promotion of Steven R. Pacelli to a newly created position as DexCom’s Chief Operating Officer (“COO”) as well as the promotion of Jorge Valdes to the newly created position as DexCom’s Chief Technical Officer (“CTO”).

In his capacity as COO, Mr. Pacelli will be responsible for the strategic and operational leadership of DexCom’s sales, marketing and other core commercial functions, including finance, customer support, quality, corporate development, managed care, human resources, legal and intellectual property and investor relations. Mr. Pacelli previously served as DexCom’s Chief Administrative Officer since December 2008, as its Senior Vice President of Corporate Affairs from July 2007 to December 2008, and as its Vice President of Legal Affairs from April 2006 to July 2007. Mr. Pacelli is 39 years old. In connection with his promotion, the Compensation Committee of the Board of Directors approved an increase in Mr. Pacelli’s annual base salary to $270,000 and an increase in his target bonus amount to 70% of his annual base salary.

In his role as CTO, Mr. Valdes will be responsible for the strategic and operational leadership of DexCom’s research and development function, including clinical and regulatory, as well as information technology and manufacturing operations. Mr. Valdes has served as DexCom’s Senior Vice President of Operations since July 2007, and as its Vice President of Engineering from November 2005 to July 2007. Mr. Valdes is 48 years old. In connection with his promotion, the Compensation Committee of the Board of Directors approved an increase in Mr. Valdes’ annual base salary to $270,000 and an increase in his target bonus amount to 70% of his annual base salary.

Item 9.01:	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.01	Press release dated June 22, 2010 regarding promotions of Steven R. Pacelli as Chief Operating Officer and Jorge Valdes as Chief Technical Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/S/ TERRANCE H. GREGG Terrance H. Gregg President and Chief Executive Officer

Date: June 22, 2010

Exhibit Index

Exhibit Number	Description of Exhibit

99.01	Press release dated June 22, 2010 regarding promotions of Steven R. Pacelli as Chief Operating Officer and Jorge Valdes as Chief Technical Officer